UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 17, 2006

Franklin Electronic Publishers, Incorporated

(Exact name of registrant as specified in its charter)

Pennsylvania	1-13198	22-2476703
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Franklin Plaza, Burlington, New Jersey	08016-4907
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609)386-2500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The Board of Directors of Franklin Electronic Publishers, Incorporated (the “Company”) approved, effective March 17, 2006, the acceleration of vesting for all outstanding stock options granted to employees of the Company. Options to purchase approximately 524,000 shares were accelerated, of which 146,875 are held by Senior Executive Officers (the CEO and CFO) of the Company. Stock options held by non-employee directors and consultants are unaffected by the acceleration of the vesting.

The Board of Directors made the decision to approve the acceleration of the vesting of the affected stock options in order to reduce the non-cash compensation expense that would have been recorded in future periods, following the effectiveness of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (Revised 2004) (“FAS 123(R)”). FAS 123(R) will require the Company to record an expense for the value of stock options as they vest, including options that were granted prior to the adoption of FAS 123(R) by the Company. Pursuant to Securities and Exchange Commission Rule 4-01(a)(3) of Regulation S-X, the Company is required to adopt FAS 123(R) beginning in the first quarter of its 2007 fiscal year (beginning April 1, 2006). Absent the acceleration of vesting of these stock options, the Company would have been required to recognize approximately $900,000 in compensation expense through December, 2009 (the remaining vesting periods for the affected options). The acceleration of the vesting of the options described above will be reflected in the footnote pertaining to stock options in the Company’s financial statements for the fiscal year ending March 31, 2006.

Under accounting guidance effective during fiscal 2006 (Accounting Principles Board Opinion 25 and other relevant accounting guidance), the Company will record an expense in the fourth quarter of fiscal 2006 of approximately $43,000, which represents the Company’s estimate of the intrinsic value of the outstanding options that would have been forfeited had the acceleration not occurred.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Franklin Electronic Publishers, Incorporated

Date: March 23, 2006	By:	/s/ Arnold D. Levitt
	Name:	Arnold D. Levitt
	Title:	Senior Vice President,
Chief Financial Officer